ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE, Suite 1500

Bellevue, WA 98004

(425) 453-9400

December 20, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Notice of Disclosure Filed in the Annual Report on Form 10-K under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Esterline Technologies Corporation has made disclosures pursuant to those provisions in its Annual Report on Form 10-K for the fiscal year ended October 25, 2013, which was filed with the U.S. Securities and Exchange Commission on December 20, 2013.

Very truly yours,

ESTERLINE TECHNOLOGIES CORPORATION

/s/ MARCIA J. MASON

Marcia J. Mason
Vice President & General Counsel